EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              CHEX SERVICES, INC.,

                           SEVEN VENTURES NEWCO, INC.

                                       AND

                              SEVEN VENTURES, INC.



                                 April 14, 2004



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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT is dated as of April 14, 2004, by and among Seven Ventures, Inc., a Nevada corporation ("PARENT"), Seven Ventures Newco, Inc., a Minnesota corporation and wholly-owned subsidiary of Parent ("Merger SUBSIDIARY"), and Chex Services, Inc., a Minnesota company (the "Company").

         WHEREAS, the Company is in the business of providing comprehensive cash access services to casinos, and other gaming establishments, while also marketing their products ala carte to other establishments in the casino, entertainment, and hospitality industries (the "BUSINESS"); and

         WHEREAS, the Boards of Directors of Parent and Merger Subsidiary, and the sole shareholder of the Company, have approved the merger of the Company with and into Merger Subsidiary (the "MERGER") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

         WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                        THE MERGER; CONVERSION OF SHARES

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Merger Subsidiary will be merged with and into the Company in accordance with the provisions of the Minnesota Business Corporation Act (the "MINNESOTA ACT"), whereupon the separate corporate existence of the Merger Subsidiary will cease, and the Company will continue as the surviving corporation (the "SURVIVING CORPORATION"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the Minnesota Act.

         1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 5 and Article 6 has been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Minnesota, Articles of Merger for the Merger, which Articles will be in the form required by and executed in accordance with the applicable provisions of the Minnesota Act. The Merger will become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Articles of Merger (the "EFFECTIVE TIME").

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         1.3 CLOSING.

            (a) Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 7 hereof, the closing of the Merger (the "CLOSING") will take place at a time and on a date (the "CLOSING DATE") to be specified by the parties, which will be no later than June , 2004 (the "TERMINATION DATE"); provided, however, that all of the conditions provided for in Articles 5 and 6 hereof shall have been satisfied or waived by such date. The Closing will be held at the offices of Maslon Edelman Borman & Brand, LLP, located at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, or such other place as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties. Except as otherwise provided herein, all actions taken at the Closing will be deemed to be taken simultaneously.

            (b) At Closing, Parent will consummate a bridge loan with MBC Global and its affiliated lenders whereby such lenders will loan Parent $400,000 pursuant to a convertible promissory note bearing five percent (5%) interest per annum and payable three years from date of closing (the "PROMISSORY NOTE"). The Promissory Note will be convertible into 4,000,000 shares of Parent Common Stock and will contain customary anti-dilution and other provisions. All of the conversion terms shall be more specifically set forth in the Promissory Note. The Promissory Note and related "Loan Agreement" are attached hereto as Exhibit 1.3(b).

            (c) At Closing, Parent shall pay Jenson Services, Inc., a Utah corporation ("JENSON SERVICES"), the sum of $100,000 in consideration of Jenson Services' payment of, and indemnification of Parent and the Company with respect to, any and all past liabilities of any type or nature of Parent existing at Closing. The "Indemnification Agreement" is attached hereto as Exhibit 1.3(c).

            (d) At Closing, certain pre-Merger Shareholders of Parent shall enter into a Lock-up/Leak-out Agreement in the form attached hereto as
         Exhibit 1.3(d).

         1.4 CONVERSION OF INTERESTS. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company and/or the Merger Subsidiary:

            (a) All of the shares of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (except for Company Common Stock referred to in Section 1.4(b) hereof) will be converted into the right to receive 7,700,000 shares common stock of the Parent, par value $.001 per share ("PARENT COMMON STOCK") along with warrants to purchase 800,000 shares of Parent Common Stock at an exercise price of $0.10 per share with such warrants to expire five years from the Closing Date. The amount of Parent Common Stock and warrants into which shares of Company Common Stock is converted is referred to herein as the "MERGER CONSIDERATION".

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            (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or the Company will be canceled without payment of any consideration therefor and without any conversion thereof. Furthermore, at the Effective Time, one (1) share of Company Common Stock shall be issued to Parent.

            (c) Except as expressly set forth herein, each share of any other equity interest of the Company (other than Company Common Stock) will be canceled without payment of any consideration therefor and without any conversion thereof.

            (d) Each share of common stock of Merger Subsidiary, par value $.001 per share ("MERGER SUBSIDIARY COMMON STOCK"), issued and outstanding immediately prior to the Effective Time will be canceled as of the Effective Time.

         1.5 EXCHANGE OF COMPANY COMMON STOCK.

            (a) At the Closing, the Company will arrange for each holder of record (a "SHAREHOLDER") of Company Common Stock outstanding immediately prior to the Effective Time to deliver to the Parent appropriate evidence of such holder's Company Common Stock ("COMPANY CERTIFICATES"), together with an appropriate assignment signed by such holders, in exchange for the number of whole shares of Parent Common Stock into which such interests have been converted as provided in
         Section 1.4(a), and the Company Certificate(s) so surrendered will be canceled.

            (b) All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.

            (c) As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock will cease to have any rights as Shareholders of the Company, except such rights, if any, as they may have pursuant to the Minnesota Act. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate will, after the Effective Time, represent for all purposes only the right to receive certificates representing the number of whole shares of Parent Common Stock into which Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.4(a).

            (d) No fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates, no dividend or other distribution of Parent will relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, will be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to

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            Parent. If a fractional share results from such aggregation, then such fractional share will be rounded up to the nearest whole share and each holder of shares of Company Common Stock Interests who otherwise would be entitled to receive such fractional share of Parent Common Stock will receive one whole share in lieu of such fractional share.

            (e) At Closing, Parent will cancel 85,716 shares of Parent Common Stock issued and outstanding immediately prior to Closing and issue 329,563 shares of new restricted Parent Common Stock as set forth on
         Exhibit 1.5(e) attached hereto, and, as a result of such transactions, Parent will have outstanding no more than 584,670 shares of Parent Common Stock at Closing.

         1.6 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation.

         1.7 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.8 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION AND PARENT.

            (a) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Company immediately prior to the Effective Time shall resign effective as of the Effective Time and the directors of the Surviving Corporation shall be: Jim Welbourn, Ijaz Anwar and Aaron Grunfeld. The officers of the Surviving Corporation shall be appointed by the new directors.

            (b) DIRECTORS OF THE PARENT. The directors of the Parent immediately prior to the Effective Time shall appoint Henry Fong, Aaron Grunfeld and Jim Welbourn to the Parent's Board of Directors, and thereafter resign effective as of the Effective Time. The officers of the Surviving Corporation shall be appointed by the new directors.

         Within six (6) months from the Effective Time, the board of directors of the Surviving Corporation will form an independent compensation committee to review and determine long-term compensation for the Surviving Corporation's officers.

         1.9 DISSENTING INTERESTS. Notwithstanding any provision of this Agreement to the contrary, each outstanding Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Section 302A.471 of the Minnesota Act and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING INTERESTS"), will not be converted into or represent a right to receive Parent Common Stock into which Company Common Stock are converted pursuant to Section 1.4 hereof, but the holder thereof will be entitled only to such rights as are granted by the Minnesota Act. Parent will cause the Company to make all payments to holders of Company Common Stock with respect to such demands in accordance with the Minnesota Act. The Company will give Parent (i) prompt written notice of any notice of intent to demand fair value for any Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the Minnesota Act and received by the Company, and (ii) the

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opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for Company Common Stock under the Minnesota Act. The Company will not, except with the prior written consent of Parent or as otherwise required by law, voluntarily make any payment with respect to any demands for fair value for Company Common Stock or settle or offer to settle any such demands.

         1.10 REVERSE SPLIT/COMBINATION OF PARENT COMMON STOCK. The Company hereby covenants that for a two-year (2-year) period following the Effective Time it shall not cause Parent to effect any reverse stock split or combination of Parent Common Stock.

         1.11 LIMITED ANTI-DILUTION RIGHTS. If, at or after the Effective Time, Parent issues shares of Parent Common Stock the proceeds of which are applied in full or partial satisfaction of the debt related to the Equitex Security Agreement by and among Whitebox Hedged High Yield Partners, L.P. ("WHITEBOX"), Pandora Select Partners, L.P. ("PANDORA") (such agreement, the "SECURITY AGREEMENT"), and the Company dated as of March 8, 2004 (a "TRIGGERING ISSUANCE"), then (i) all Shareholders of Parent who were Shareholders of Parent immediately prior to the Effective Time and (ii) MBC (if then a Shareholder) (collectively, the "PROTECTED SHAREHOLDERS"), shall immediately be entitled to receive additional shares of Parent Common Stock in an amount such that the percentage of Parent's aggregate issued and outstanding shares of Parent Common Stock held by such Protected Shareholders immediately prior to the Triggering Issuance equals such percentage immediately after the Triggering Issuance. The parties hereby further agree and understand that, upon any Triggering Issuance, MBC shall receive the benefits of the anti-dilution protections in this Section
1.11 upon any partial or complete conversion of the Promissory Note occurring subsequent to any Triggering Issuance, by assuming, on the date of MBC's exercise of its conversion rights under the Promissory Note, that such subsequently converted portion of the Promissory Note had been converted immediately prior to the Triggering Issuance in order to determine the aggregate number of shares of Parent Common Stock to which MBC shall be entitled.

         1.12 RELEASE OF SECURITY INTERESTS. The parties agree that Seven Ventures and Equitex shall use their commercially reasonable best efforts to pay in full those convertible secured promissory notes delivered in favor of Whitebox and Pandora on March 8, 2004 (which debt underlies the Security Agreement referenced in Section 1.11), and cause the release of the security interests encumbering the assets of the Company, after the Effective Time but in any event on or prior to two hundred seventy (270) days after the Effective Time.

                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows:

         2.1 DISCLOSURE SCHEDULE. The disclosure schedule attached hereto as
Exhibit 2.1 (the "COMPANY DISCLOSURE SCHEDULE") is divided into sections that correspond to the sections of this Article 2. The Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 2.

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         2.2 CORPORATE ORGANIZATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The Company Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business and includes complete and correct copies of the Company's articles of incorporation and bylaws. The Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

         2.3 CAPITALIZATION. The authorized capital securities of the Company is set forth in the Company Disclosure Schedule. The number of shares of Company Common Stock outstanding, as of the date of this Agreement and as set forth in the Company Disclosure Schedule, represent all of the issued and outstanding capital securities of the Company. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. There are no shares of Company Common Stock or other equity securities of the Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Company Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange under any security or other instrument. The Company has no subsidiaries.

         2.4 AUTHORIZATION, ETC. The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

         2.5 NON-CONTRAVENTION. Except as set forth in the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

            (a) violate, contravene or be in conflict with any provision of the articles of incorporation or bylaws of the Company;

            (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of

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         fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of the Company's properties or assets is or may be bound;

            (c) result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever ("ENCUMBRANCES") upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of the Company's assets or properties are bound; or

            (d) materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "LAW" and collectively as "LAWS") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "AUTHORITY" and collectively as "AUTHORITIES").

         2.6 CONSENTS AND APPROVALS. Except as set forth in the Company Disclosure Schedule, with respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with ("CONSENT") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein.

         2.7 Financial Statements. The Company Disclosure Schedule contains a copy of the unaudited balance sheet of the Company as of December 31, 2003 (the "BALANCE SHEET") and an unaudited statement of income for the Company for the twelve (12) months ended December 31, 2003 (the "INCOME STATEMENT") (collectively, the "FINANCIAL STATEMENTS"). Except as disclosed therein or in the Company Disclosure Schedule, the aforesaid Financial Statements: (i) are in accordance with the books and records of the Company and have been prepared in conformity with good accounting practices (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of the Company as of the date thereof, and the income or loss for the period then ended. The Company will deliver audited Financial Statements to legal counsel for the pre-Merger Shareholders of Parent upon or prior to the filing of a Current Report on Form 8-K following and with respect to the Merger contemplated hereby.

         2.8 Absence of Undisclosed Liabilities. The Company does not have any material liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "LIABILITY" and collectively as "LIABILITIES"), other than: (a) Liabilities that are fully reflected or reserved for in the Balance Sheet; (b) Liabilities that are set forth on the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Balance Sheet and consistent with past practice; (d) Liabilities in an amount not to exceed $50,000

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individually or in the aggregate unless such amounts are disclosed on the
Company Disclosure Schedule; or (e) Liabilities for express executory obligations to be performed after the Closing under the contracts described in
Section 2.14 of the Company Disclosure Schedule.

         2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Company Disclosure Schedule, since December 31, 2003, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

            (a) the Company has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Company; and

            (b) the Company has not suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or
         (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on the Company.

         2.10 ASSETS. Except as set forth in the Company Disclosure Schedule, the Company has good and marketable title to all of its assets and properties, whether or not reflected in the Balance Sheet or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for the Company to conduct its business and operations as currently conducted (collectively, the "ASSETS"), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a "LIEN"), other than (i) liens securing specific Liabilities shown on the Balance Sheet with respect to which no breach, violation or default exists;
(ii) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of the Company as currently conducted; and
(iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings ("PERMITTED LIENS").

         2.11 RECEIVABLES AND PAYABLES.

            (a) Except as set forth on the Company Disclosure Schedule, all accounts receivable of the Company represent sales in the ordinary course of business and, to the Company's knowledge, are current and collectible net of any reserves shown on the Balance Sheet and none of such receivables is subject to any Lien other than a Permitted Lien.

            (b) Except as set forth on the Company Disclosure Schedule, all payables by the Company arose in bona fide transactions in the ordinary course of business and no such payable is delinquent by more than sixty
         (60) days beyond the due date in its payment.

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         2.12 INTELLECTUAL PROPERTY RIGHTS. The Company owns or has the unrestricted right to use, and the Company Disclosure Schedule contains a detailed listing of, all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, "INTELLECTUAL PROPERTY RIGHTS") used in, or necessary for, the operation of its Business as currently conducted or proposed to be conducted. Except as set forth on the Company Disclosure Schedule, to the Company's knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the Business of the Company as presently conducted and as proposed to be conducted does not infringe or violate the Intellectual Property Rights of any person or entity. Except as described on the Company Disclosure Schedule, to the Company's knowledge: (a) the Company does not own or use any Intellectual Property Rights pursuant to any written license agreement; (b) the Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; and (c) the Company owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights, free and clear of all Liens and Encumbrances. All license agreements relating to Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of the Company or, to the knowledge of the Company, any other party thereto.

2.13 LITIGATION. Except as set forth in the Company Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Company, threatened or contemplated by or against or involving the Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

         2.14 CONTRACTS AND COMMITMENTS; NO DEFAULT.

            (a) Except as set forth in the Company Disclosure Schedule, the Company is not a party to, nor are any of the Assets bound by, any written or oral:

            (i) employment, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

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               (ii) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

               (iii) contract, agreement, lease (real or personal property) or arrangement that (A) is not terminable on less than 30 days' notice without penalty, (B) is not over one year in length of obligation of the Company, or (C) involves an obligation of more than $50,000 over its term;

               (iv) contract, agreement, commitment or license relating to
            Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.14;

               (v) obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

               (vi) outstanding sales or purchase contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

            (b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.14 (the "COMPANY CONTRACTS") have been provided to Parent for review. Except as set forth in the Company Disclosure Schedule, all of the Company Contracts items are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect. The Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

         2.15 COMPLIANCE WITH LAW; PERMITS AND OTHER OPERATING RIGHTS. Except as set forth in the Company Disclosure Schedule, the Assets, properties, business and operations of the Company are and have been in compliance in all respects with all Laws applicable to the Company's assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. The Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Company from being able to continue to use such permits and operating rights. The Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

         2.16 BROKERS. Neither the Company nor, to the knowledge of the Company, any of the its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Company for any such fee or commission to be claimed by any person or entity.

         2.17 ISSUANCE OF PARENT COMMON STOCK. To the Company's knowledge, as of the date of this Agreement and as of the Effective Time, no facts or circumstances exist or will exist that could cause the issuance of Parent Common Stock pursuant to the Merger to fail to meet the exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D under of the Securities Act.

         2.18 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other material records of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors and officers, the managers and committees of the managers of the Company. At the Closing, all of those books and records will be in the possession of the Company.

         2.19 BUSINESS GENERALLY; ACCURACY OF INFORMATION. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Parent at the Closing by or on behalf of the Company in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT
                            AND THE MERGER SUBSIDIARY

         Parent and the Merger Subsidiary represent and warrant to the Company as follows:

         3.1 DISCLOSURE SCHEDULE. The disclosure schedule attached hereto as
Exhibit 3.1 (the "PARENT DISCLOSURE SCHEDULE") is divided into sections that correspond to the sections of this Article 3. The Parent Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 3.

         3.2 CORPORATE ORGANIZATION, STANDING AND POWER. Parent and Merger Subsidiary are each a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of Parent and Merger Subsidiary has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Subsidiary. Parent owns all of the outstanding capital stock of Merger Subsidiary. Parent does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity, other than Merger Subsidiary.

         3.3 AUTHORIZATION. Each of Parent and the Merger Subsidiary has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Parent and the Merger Subsidiary, and Parent as the sole shareholder of the Merger Subsidiary, have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors' rights generally.

         3.4 CAPITALIZATION. The authorized capital securities of the Parent and Merger Subsidiary are set forth in the Parent Disclosure Schedule. The number of shares of Parent Common Stock, as of the date of this Agreement and as set forth in the Parent Disclosure Schedule, represent all of the issued and outstanding capital securities of the Parent. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. There are no shares of Parent Common Stock or other equity securities of Parent outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Parent Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Parent is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Parent, including any right of conversion or exchange under any security or other instrument.

         3.5 NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

            (a) violate any provision of the articles of incorporation or bylaws of Parent or the Merger Subsidiary; or

            (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective properties or assets is or may be bound;

            (c) result in the creation or imposition of any Encumbrance upon any property or assets of Parent or the Merger Subsidiary under any debt, obligation, contract, agreement or commitment to which Parent or the

         Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective assets or properties is or may be bound; or

            (d) violate any Law of any Authority.

         3.6 CONSENTS AND APPROVALS. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Parent or Merger Subsidiary.

3.7 VALID ISSUANCE. The Parent Common Stock to be issued in connection with the Merger will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

         3.8 SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy and information statements filed by Parent with the SEC (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the "PARENT SEC DOCUMENTS"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

         3.9 NO LIABILITIES. Parent does not have any Liabilities, except for
(i) Liabilities expressly stated in the most recent balance sheet included in the Parent SEC Documents or the notes thereto, or (ii) Liabilities which do not exceed $10,000 in the aggregate.

         3.10 NO ASSETS. As of the Closing, Parent will not have any assets or operations of any kind, except as identified in the most recent balance sheet and notes thereto included in the Parent SEC Documents or the Parent Disclosure Schedule.

         3.11 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Parent SEC Documents, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Parent has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Parent.

         3.12 LITIGATION. Except as disclosed in the Parent SEC Documents, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Parent or the Merger Subsidiary, threatened or contemplated by or against or involving the Parent, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

         3.13 CONTRACTS AND COMMITMENTS; NO DEFAULT. The Parent is not a party to, nor are any of its Assets bound by, any contract (a "PARENT CONTRACT") that is not disclosed in the Parent SEC Documents. Except as disclosed in the Parent SEC Documents, none of the Parent Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. The Parent is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Parent Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Parent, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

         3.14 NO BROKER OR FINDER. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent.

         3.15 INTERCOMPANY AND AFFILIATE TRANSACTIONS; INSIDER INTERESTS. Except as expressly identified in the Parent SEC Documents, there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between the Parent, on the one hand, and any director, officer, employee, stockholder, or affiliate of the Parent, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for the Parent or from, to, by or for any of such persons, that are currently in effect.

         3.16 REVERSE SPLIT. Parent's reverse stock split effected in December 2002 was properly and legally effected with all corporate consents and approvals necessary under controlling law, and Parent's then-existing articles of incorporation, bylaws and any other documents and/or agreements binding upon Parent and/or its Shareholders, having been obtained prior thereto.

                                   ARTICLE 4
                            COVENANTS OF THE PARTIES

         4.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company and Parent will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on the Parent Disclosure Schedule or Company Disclosure Schedule, respectively, prior to the Closing Date, without the prior written consent of the other party, not to be unreasonably delayed, Parent and the Company will not:

            (a) amend its articles of incorporation or bylaws;

            (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

            (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

            (d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

            (e) (i) except as required under any employment agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

            (f) hire any additional personnel;

            (g) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $10,000 in the case of Parent or $50,000 in the case of the Company;

            (h) make or enter into any commitment for capital expenditures in excess of $10,000 in the case of Parent or $50,000 in the case of the Company;

            (i) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

            (j) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

            (k) acquire any of the business or assets of any other person or entity;

            (l) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

            (m) enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

            (n) settle or compromise any suit, claim or dispute, or threatened suit, claim or dispute (other than any settlement or compromise having no effect upon the Company, its assets, operations or financial position); or

            (o) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

         Nothing herein shall prevent the Company from operating its business in the ordinary course and consistent with past practice.

         4.2 FULL ACCESS. Throughout the period prior to Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; PROVIDED, HOWEVER, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

         4.3 CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("INFORMATION") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "DISCLOSE"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this Section with respect to such information. The term "INFORMATION" as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party;
(iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

         4.4 FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

         4.5 FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

            (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Parent and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

            (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

         4.6 SUPPLEMENTS TO DISCLOSURE SCHEDULE. Prior to the Closing, each party will supplement or amend its respective Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Company which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Company contained in Article 2 hereof or Parent in Article 3 hereof in order to determine the fulfillment of the conditions set forth herein, the Disclosure Schedule of each party will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

         4.7 Public Announcements. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that any of the parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

         4.8 SATISFACTION OF CONDITIONS PRECEDENT. Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         4.9 RESIGNATION OF OFFICERS AND DIRECTORS. At the Closing, the pre-Closing officers and directors of Parent shall submit their written resignations from such offices effective as of the Closing. Prior to their resignations, the pre-Closing directors of Parent shall appoint to the board of directors of Parent those persons indicated in Section 1.8(b), effective as of the Closing.

         4.10 NAME CHANGE OF PARENT. At or prior to Closing, the Parent shall amend its Articles of Incorporation to change the Parent name to a name to be determined by the Company and indicated to Parent within a reasonable time prior to Closing for Parent to comply with applicable laws and the provisions of
Section 4.12 below (the "NAME CHANGE").

         4.11 STOCK OPTION PLAN. At the Effective Time, the Parent shall have adopted a Stock Option Plan allocating 2,000,000 shares of common stock to be granted pursuant to the Stock Option Plan. Such Plan shall have been approved by shareholders of the Parent prior to Closing.

         4.12 RULE 10B-17 AND 14F-1 NOTICES AND 14C INFORMATION STATEMENT. Parent shall file (i) with the NASD at least ten (10) days prior to the effective date of the Name Change and the appropriate notice under Rule 10b-17 of the Exchange Act, and (ii) with the SEC at least ten (10) days prior to the Closing the appropriate notice under Rule 14f-1 of Exchange Act concerning the intended change in control of the board of directors of Parent. Parent shall file the appropriate 14C Information Statement with the SEC concerning the Merger and items approved by the Shareholders of Parent.

         4.13 WAIVER OF DISSENTERS RIGHTS. The Company shall use its best efforts to obtain from all holders of Company Common Stock a written consent to the Merger for purposes of effecting such holders' waiver of their rights to dissent from the Merger and to be paid the fair value of their Company Common Stock in accordance with Section 302A-471 of the Minnesota Act.

                                   ARTICLE 5
                   CONDITIONS TO THE OBLIGATIONS OF THE PARENT
                              AND MERGER SUBSIDIARY

         Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Parent, of each of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company contained in this Agreement, including without limitation in the Company Disclosure Schedule initially delivered to Parent as
Exhibit 2.1 (and not including any changes or additions delivered to Parent pursuant to Section 4.6), will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

5.2 PERFORMANCE. The Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

         5.3 REQUIRED APPROVALS AND CONSENTS.

            (a) All action required by law and otherwise to be taken by the shareholders of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

            (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Parent will have received copies thereof.

5.4 AGREEMENTS AND DOCUMENTS. Parent and Merger Subsidiary will have received the following agreements and documents, each of which will be in full force and effect:

            (a) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6 and 5.7 have been duly satisfied; and

            (b) an investor representation and Merger consent letter in the form of Exhibit 5.4(b) executed by the holders of the outstanding shares of Company Common Stock.

         5.5 ADVERSE CHANGES. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of the Company since December 31, 2003, except as set forth on Schedule 5.5 attached hereto.

         5.6 CONSENT FROM WHITEBOX AND PANDORA. The Company shall deliver to Parent evidence of the express written consent of Whitebox and Pandora to the Merger, as contemplated by Section 2.6 of the Security Agreement.

         5.7 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Parent, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

         5.8 LEGISLATION. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

         5.9 APPROPRIATE DOCUMENTATION. The Parent will have received, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Parent may reasonably request.

                                   ARTICLE 6
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         Notwithstanding anything in this Agreement to the contrary, the obligation of the Company to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Parent contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

         6.2 PERFORMANCE. The Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing, including the obligations of the pre-Close officers and directors of Parent set forth in Section 4.9.

         6.3 REQUIRED APPROVALS AND CONSENTS.

            (a) All action required by law and otherwise to be taken by the directors and stockholders of the Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

            (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

         6.4 AGREEMENTS AND DOCUMENTS. The Company will have received the following agreements and documents, each of which will be in full force and effect:

            (a) a certificate executed on behalf of Parent by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied;

            (b) an investor representation and Merger consent letter in the form of Exhibit 5.4(b) executed by holders of at least 80% of the outstanding Company Common Stock; and

            (c) resolutions of the board of directors of Parent and the board of directors and sole stockholder of Merger Subsidiary, certified by the secretary of Parent, approving the transactions contemplated by this Agreement, including the Merger, the issuance of the Merger Consideration and the matters referred to in Sections 1.9 and 4.10 of this Agreement.

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

         6.5 ADVERSE CHANGES. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Parent since December 31, 2003.

         6.6 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

         6.7 LEGISLATION. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

         6.8 APPROPRIATE DOCUMENTATION. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Company may reasonably request.

                                   ARTICLE 7
                           TERMINATION AND ABANDONMENT

         7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and Parent.

         7.2 TERMINATION BY EITHER THE COMPANY OR PARENT. This Agreement may be terminated by either the Company or Parent if the Closing is not consummated by the Termination Date (provided that the right to terminate this Agreement under this Section 7.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

         7.3 TERMINATION BY PARENT. This Agreement may be terminated at any time prior to the Closing by Parent if any of the conditions provided for in Article 5 have not been met or waived by Parent in writing prior to the Closing.

         7.4 TERMINATION BY THE COMPANY. This Agreement may be terminated prior to the Closing by action of the Company if any of the conditions provided for in
Article 6 have not been met or waived by the Company in writing prior to the Closing.

         7.5 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or Parent pursuant to this Article 7, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

            (a) Each of the parties will, upon request, redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

            (b) No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

            (c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

                                   ARTICLE 8
                            MISCELLANEOUS PROVISIONS

         8.1 EXPENSES. The Parent and the Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

         8.2 SURVIVAL. The representations and warranties of the parties shall survive the Closing for a period of one (1) year.

         8.3 AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time with respect to any of the terms contained herein; PROVIDED, HOWEVER, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

         8.4 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

         8.5 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

         8.6 NOTICES. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

 If to the Company prior to the Merger:       With a copy to:
 Chex Services, Inc.                          Maslon Edelman Borman & Brand, LLP
 11100 Wayzata Blvd., Suite 111               3300 Wells Fargo Center
 Minnetonka,  MN  55305                       90 South Seventh Street
 Attn:  Ijaz Anwar, Chief Financial Officer   Minneapolis,  MN  55402
 Fax: 952-417-1996                            Attn:  William M. Mower, Esq.
                                Fax: 612-672-8397

 With an additional copy to:
 Henry Fong
 500 Australian Drive, Suite 625
 West Palm Beach, FL 33401

or to such other person or address as either the Company or the Shareholders will furnish to the other parties hereto in writing in accordance with this subsection.

         If to any Shareholder of the Company following the Merger, to the address set forth in the representation letter executed and delivered by such shareholder pursuant to Section 5.4(b) hereto.

 If to the Parent or Merger Subsidiary        With a copy to:
 prior to the Merger:
 Seven Ventures, Inc.                         Cletha A. Walstrand, Esq.
 4685 South Highland Drive, Suite 202         Attorney at Law
 Salt Lake City,  UT  84117                   8 East Broadway, Suite 609
 Attn:  Jeff W. Keith, President              Salt Lake City, Utah 84111
 Fax:  801-278-9290                           Fax: 801-363-8512

or to such other person or address as Parent will furnish to the other parties hereto in writing in accordance with this subsection.

         8.7 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

         8.8 GOVERNING LAW. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

         8.9 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         8.10 HEADINGS. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

         8.11 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "Agreement" or the "Agreement." There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; PROVIDED, HOWEVER, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

         8.12 DEFINITION OF MATERIAL ADVERSE EFFECT. "MATERIAL ADVERSE EFFECT" with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.




                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SEVEN VENTURES, INC.                          CHEX SERVICES, INC.


By: /S/ JEFF W. KEITH                         By: /S/ IJAZ ANWAR
    ----------------------------------            ------------------------------
    Jeff W. Keith, President                      Ijaz Anwar,
                                                  Chief Financial Officer


SEVEN VENTURES NEWCO, INC.


By: /S/ JEFF W. KEITH
    ----------------------------------
    Jeff W. Keith, President











                        SIGNATURE PAGE - MERGER AGREEMENT